Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
October 30, 2008	Pfeiffer High Investor Relations, Inc.
Geoff High
303-393-7044

DYNAMIC MATERIALS REPORTS THIRD QUARTER AND NINE-MONTH RESULTS

Selected Highlights

•                  Q3 diluted EPS reported at $0.57 on 33% gross margin and lower tax rate

•                  Revenue of $52.4M up 24% versus 2007 third quarter

•                  Year-to-date Adjusted EBITDA increases 41% to $41.1M versus 2007 nine-month period

•                  Management reports steady bookings and strong quoting activity

BOULDER, Colo. – October 30, 2008 – Dynamic Materials Corporation (DMC) (Nasdaq: BOOM), the world’s leading provider of explosion-welded clad metal plates, today reported financial results for its third quarter and nine-month fiscal period ended Sept. 30, 2008.

DMC reported third quarter net income of $7.2 million, or $0.57 per diluted share, on revenue of $52.4 million, which compares with net income of $7.1 million, or $0.58 per diluted share, on sales of $42.1 million in the third quarter a year ago. The better-than-anticipated bottom-line results in this year’s third quarter are primarily attributable to strong gross margin performance and a decrease in the Company’s effective tax rate.

Third quarter gross margin was 33% compared with 34% in last year’s third quarter, and a forecasted range of 28% to 29%.  Gross margin was better than expected due to a favorable product mix at DMC’s new Oilfield Products segment, a sharp increase in sales at the Company’s AMK Welding segment, and higher-than-expected proportionate sales by DMC’s U.S. explosion welding business, which generally enjoys higher gross margins than the Company’s European explosion welding businesses.

DMC’s effective tax rate for the 2008 third quarter was 7.0% versus 34.2% in the third quarter of 2007, and was well below the Company’s previously forecasted full-year effective tax rate range of 32% to 33%.  The variance arose primarily from the completion during the third quarter of an Internal Revenue Service examination, and from adjustments that were identified during the third quarter 2008 preparation of the Company’s 2007 federal and state tax returns.  The closure of the IRS examination enabled DMC to record previously unrecognized tax benefits of approximately $300,000.  The “book-to-return” adjustments related primarily to apportionment factors utilized to compute state income taxes, and favorably impacted the third quarter tax provision by approximately $1.1 million.

Third quarter income from operations was $9.4 million versus $10.6 million in the third quarter a year-ago.  The decrease is primarily attributable to a $3.2 million decline in third quarter sales at DMC’s legacy explosion welding businesses and lower margin on those sales.  Adjusted EBITDA for the third quarter increased 12% to $12.8 million from $11.5 million in the third quarter last year.  Adjusted EBITDA is a non-GAAP (generally accepted accounting principle) financial measure used by management to measure operating performance.  See additional information about adjusted EBITDA at the end of this news release.

Explosive Metalworking

Third quarter sales at the Company’s Explosive Metalworking segment increased 6% to $42.7 million from $40.3 million in the third quarter last year. The increase reflects a $5.6 million sales contribution from the clad business of DYNAenergetics’, which was acquired by DMC in November 2007. This contribution offset a $3.2 million decrease in sales at DMC’s legacy explosive metalworking divisions.  Operating income was $8.6 million versus $10.6 million in last year’s third quarter.  Adjusted EBITDA was $10.2 million versus $11.0 million in the third quarter a year-ago.

Order backlog for the explosive metalworking segment at the end of the third quarter was $99 million versus $105 million reported at the end of this year’s second quarter and $77 million recorded at the end of last year’s third quarter. Approximately $4 million of the sequential decrease in backlog was related to changes in foreign exchange rates.

Oilfield Products

DMC’s new Oilfield Products segment recorded third quarter sales of $6.8 million and operating income of $725,000. Third quarter adjusted EBITDA was $1.7 million.

AMK Welding

Third quarter sales at DMC’s AMK Welding segment increased 65% to $2.9 million from $1.8 million in the third quarter last year.  Operating income increased 169% to $874,000 from $325,000 in the comparable year-ago quarter.  Adjusted EBITDA advanced 142% to $983,000 from $407,000 in the same quarter last year.

Management Commentary

Yvon Cariou, president and CEO, said, “Each of our three business segments exceeded internal third quarter forecasts, and this helped us achieve better-than-expected sales and earnings results.   Bookings remained steady during the quarter, and we have maintained this momentum into the early stages of Q4.  In fact we added $5 million to our explosive metalworking backlog on the first day of the fourth quarter, thanks to a significant order for plates to be used in a refinery project.”

“Worldwide quoting activity has remained very strong in recent months,” Cariou added. “During August and September, the total pool of projects tracked on our ‘hot list’ was higher than at anytime in the past 12 months.   Moreover, in spite of global economic challenges, we have not seen material signs of project postponements or cancellations related to orders important to DMC.   While it is difficult to predict how current macroeconomic conditions might impact bookings in 2009, we remain confident about the position we have established within our end markets as a key supplier of high-value components that help enhance the ROI of industrial infrastructure.  We therefore are very optimistic about our prospects for continued long-term success.”

Cariou said strong demand for pressure-vessel-quality steel plate has kept the supply chain for these specialized metals tight, but added that the Company’s effort to diversify its network of providers is showing clear signs of progress.

Rick Santa, senior vice president and chief financial officer, said sales during the fourth quarter are expected to increase to a level comparable to the $63.2 million reported in the second quarter. Based on these anticipated sales volumes and normal fluctuations in product mix, fourth quarter gross margin is expected to be approximately 30%, which also would be comparable to DMC’s second quarter performance. As a result of the third quarter tax provision adjustments, Santa said DMC’s full-year 2008 blended effective tax rate is expected to approximate 27%.  This rate is expected to increase to a range of 31% to 32% in fiscal 2009.

Santa added that fourth quarter operating income will be impacted by approximately $1.2 million of amortization expense associated with the DYNAenergetics acquisition.  Pre-tax income will be impacted by approximately $1.2 million of interest expense.

Nine-month Results

Sales through nine months increased 58% to $174.0 million from $110.0 million in the comparable nine-month period of 2007. This year’s nine-month sales results included $44.1 million of contributions from the DYNAenergetics businesses. Gross margin was 31% versus 34% in the same period a year ago.

Nine-month operating income increased 7% to $28.9 million from $26.9 million in the comparable prior-year period. Net income through nine months was $18.7 million, or $1.49 per diluted share, up 6% from net income of $17.7 million, or $1.44 per diluted share, in the same period last year.  Adjusted EBITDA increased 41% to $41.1 million from $29.2 million at the nine-month mark of fiscal 2007.

The Explosive Metalworking segment reported nine-month sales of $147.3 million, up 40% from sales of $105.3 million in the first nine months of 2007. The explosion welding business of DYNAenergetics contributed $25.0 million to sales through nine months. Operating income increased 4% to $28.4 million from $27.2 million in the prior year’s nine-month period.  Adjusted EBITDA increased 23% to $35.0 million from $28.4 million in the same period a year ago.

Nine-month sales at DMC’s Oilfield Products segment were $19.1 million.  Operating income for the period was $775,000 and adjusted EBITDA was $3.6 million.

AMK Welding recorded nine-month sales of $7.5 million, an increase of 59% from $4.7 million in the comparable year-ago period. Operating income increased 246% to $2.1 million from $606,000 in the prior-year period.  Adjusted EBITDA at the nine-month mark was $2.4 million, up 199% versus $810,000 in the same period a year ago.

Conference call information

Management will hold a conference call to discuss third quarter results today at 5:00 p.m. Eastern (3:00 p.m. Mountain).  Investors are invited to listen to the call live via the Internet at www.dynamicmaterials.com, or by dialing into the teleconference at 866-394-8610 (706-758-0876 for international callers) and entering the passcode 69051992.  Participants should access the website at least 15 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 30 days and a telephonic replay will be available through November 1, 2008, by calling 800-642-1687 (706-645-9291 for international callers) and entering the passcode 69051992.

Use of Non-GAAP Financial Measures

Non-GAAP results are presented only as a supplement to the financial statements based on U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information is provided to enhance the reader’s understanding of DMC’s financial performance, but no non-GAAP measure should be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures are provided within the schedules attached to this release.

EBITDA is defined as net income plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation and, when appropriate, other items that management does not utilize in assessing DMC’s operating performance (as further described in the attached financial schedules). None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure.

Management uses these non-GAAP measures in its operational and financial decision-making, believing that it is useful to eliminate certain items in order to focus on what it deems to be a more reliable indicator of ongoing operating performance and the company’s ability to generate cash flow from operations. As a result, internal management reports used during monthly operating reviews feature the adjusted EBITDA. Management also believes that investors may find non-GAAP financial measures useful for the same reasons, although investors are cautioned that non-GAAP financial measures are not a substitute for GAAP disclosures. EBITDA and adjusted EBITDA are also used by research analysts, investment bankers and lenders to assess operating performance. For example, a measure similar to EBITDA is required by the lenders under DMC’s credit facility.

Because not all companies use identical calculations, DMC’s presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the company’s performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures. For example, a company with greater GAAP net income may not be as appealing to investors if its net income is more heavily comprised of gains on asset sales. Likewise, eliminating the effects of interest income and expense moderates the impact of a company’s capital structure on its performance.

All of the items included in the reconciliation from net income to EBITDA and adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles and stock-based compensation) or (ii) items that management does not consider to be useful in assessing DMC’s operating performance (e.g., income taxes and gain on sale of assets). In the case of the non-cash items, management believes that investors can better assess the company’s operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect DMC’ ability to generate free cash flow or invest in its business. For example, by adjusting for depreciation and amortization in computing EBITDA, users can compare operating performance without regard to different accounting determinations such as useful life. In the case of the other items, management believes that investors can better assess operating performance if the measures are presented without these items because their financial impact does not reflect ongoing operating performance.

About Dynamic Materials Corporation

Based in Boulder, Colorado, Dynamic Materials Corporation is a leading international metalworking company.  Its products, which are typically used in industrial capital projects, include explosion-welded clad metal plates and other metal fabrications for use in a variety of industries, including oil and gas, petrochemicals, alternative energy, hydrometallurgy, aluminum production, shipbuilding, power generation, industrial refrigeration and similar industries.  The Company operates three business segments: Explosive Metalworking, which uses proprietary explosive processes to fuse different metals and alloys; Oilfield Products, which manufactures, markets and sells specialized explosive components and systems used to perforate oil and gas wells; and AMK Welding, which utilizes various technologies to weld components for use in power-generation turbines, as well as commercial and military jet engines. For more information, visit the Company’s websites at http://www.dynamicmaterials.com and http://www.dynaenergetics.de.

Safe Harbor Language

Except for the historical information contained herein, this news release contains forward-looking statements, including our guidance for fourth quarter and 2008 revenue, margins, income, expenses and tax rates, that involve risks and uncertainties.  These risks and uncertainties include, but are not limited to, the following: our ability to realize sales from our backlog; our ability to successfully integrate and operate the recently-acquired DYNAenergetics businesses; our ability to obtain new contracts at attractive prices; the size and timing of customer orders and shipments; fluctuations in customer demand; fluctuations in foreign currencies, changes to customer orders; the cyclicality of our business; competitive factors; the timely completion of contracts; the timing and size of expenditures; the timely receipt of government approvals and permits; the timing and price of metal and other raw material; the adequacy of local labor supplies at our facilities; current or future limits on manufacturing capacity at our various operations; the availability and cost of funds; and general economic conditions, both domestic and foreign, impacting our business and the business of the end-market users we serve; as well as the other risks detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2007.

###

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

(Dollars in Thousands, Except Share Data)

(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
NET SALES	$52,380	$42,099	$173,957	$109,964
COST OF PRODUCTS SOLD	35,355	27,807	120,171	72,741
Gross profit	17,025	14,292	53,786	37,223
COSTS AND EXPENSES:
General and administrative expenses	3,679	1,903	10,612	5,419
Selling expenses	2,611	1,811	8,085	4,913
Amortization expense of purchased intangible assets	1,363	—	6,188	—
Total costs and expenses	7,653	3,714	24,885	10,332
INCOME FROM OPERATIONS	9,372	10,578	28,901	26,891
OTHER INCOME (EXPENSE):
Other income (expense)	(268)	23	(227)	3
Interest expense	(1,469)	(20)	(4,203)	(20)
Interest income	153	233	477	598
Equity in earnings (losses) of joint ventures	(19)	—	270	—
INCOME BEFORE INCOME TAXES	7,769	10,814	25,218	27,472
INCOME TAX PROVISION	546	3,697	6,535	9,813
NET INCOME	$7,223	$7,117	$18,683	$17,659
INCOME PER SHARE:
Basic	$0.58	$0.59	$1.50	$1.47
Diluted	$0.57	$0.58	$1.49	$1.44
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic	12,463,060	12,094,181	12,426,369	12,039,593
Diluted	12,567,912	12,301,772	12,572,226	12,245,212

ANNUAL DIVIDENDS DECLARED PER COMMON SHARE	$—	$—	$0.15	$0.15

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	September 30,	December 31,
	2008	2007
	(unaudited)
ASSETS

Cash and cash equivalents	$30,508	$9,045
Restricted cash	—	371
Accounts receivable, net	31,031	39,833
Inventories	40,900	41,628
Other current assets	7,729	3,853

Total current assets	110,168	94,730

Property, plant and equipment, net	38,709	35,446
Goodwill, net	44,797	45,862
Purchased intangible assets, net	54,876	61,914
Other long-term assets	2,878	2,947

Total assets	$251,428	$240,899

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$18,722	$22,590
Accrued income taxes	993	1,212
Other current liabilities	14,476	19,394
Lines of credit - current	4,785	7,587
Current portion of long-term debt	7,471	8,035

Total current liabilities	46,447	58,818

Lines of credit	9,536	—
Long-term debt	60,440	61,530
Deferred tax liabilities	18,040	20,604
Other long-term liabilities	1,125	1,668
Stockholders’ equity	115,840	98,279

Total liabilities and stockholders’ equity	$251,428	$240,899

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

(Dollars in Thousands)

(unaudited)

	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$18,683	$17,659
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation (including capital lease amortization)	3,621	1,394
Amortization of purchased intangible assets	6,188	—
Amortization of capitalized debt issuance costs	210	—
Stock-based compensation	2,363	912
Provision for deferred income taxes	(2,735)	(239)
Equity in earnings of joint ventures	(270)	—
Change in working capital, net	(3,255)	(6,925)

Net cash provided by operating activities	24,805	12,801

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(7,325)	(7,347)
Change in other non-current assets	50	(11)

Net cash used in investing activities	(7,275)	(7,358)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on lines of credit, net	7,247	—
Payments on long-term debt	(1,251)	(389)
Payments on capital lease obligations	(308)	—
Payment of dividends	(1,894)	(1,821)
Payment of deferred debt issuance costs	(167)	—
Net proceeds from issuance of common stock	333	563
Excess tax benefit related to stock options	9	5

Net cash provided by (used in) financing activities	3,969	(1,642)

EFFECTS OF EXCHANGE RATES ON CASH	(36)	357

NET INCREASE IN CASH AND CASH EQUIVALENTS	21,463	4,158

CASH AND CASH EQUIVALENTS, beginning of the period	9,045	17,886

CASH AND CASH EQUIVALENTS, end of the period	$30,508	$22,044

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASUREMENTS TO MOST

DIRECTLY COMPARABLE GAAP FINANCIAL MEASUREMENTS

(Dollars in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)

Explosive Metalworking Group	$42,703	$40,326	$147,344	$105,257
Oilfield Products	6,756	—	19,128	—
AMK Welding	2,921	1,773	7,485	4,707

Net sales	$52,380	$42,099	$173,957	$109,964

Explosive Metalworking Group	$8,593	$10,646	$28,393	$27,197
Oilfield Products	725	—	775	—
AMK Welding	874	325	2,096	606
Unallocated Expenses	(820)	(393)	(2,363)	(912)

Income from operations	$9,372	$10,578	$28,901	$26,891

	For the three months ended September 30, 2008
	Explosive
	Metalworking	Oilfield	AMK	Unallocated
	Group	Products	Welding	Expenses	Total
	(unaudited)

Income from operations	$8,593	$725	$874	$(820)	$9,372
Adjustments:
Stock-based compensation	—	—	—	820	820
Depreciation	924	234	109		1,267
Amortization of purchased intangibles	650	713	—	—	1,363

Adjusted EBITDA	$10,167	$1,672	$983	$—	$12,822

	For the three months ended September 30, 2007
	Explosive
	Metalworking	AMK	Unallocated
	Group	Welding	Expenses	Total
	(unaudited)

Income from operations	$10,646	$325	$(393)	$10,578
Adjustments:
Stock-based compensation	—	—	393	393
Depreciation	402	82	—	484

Adjusted EBITDA	$11,048	$407	$—	$11,455

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASUREMENTS TO MOST

DIRECTLY COMPARABLE GAAP FINANCIAL MEASUREMENTS

(Dollars in thousands)

	For the nine months ended September 30, 2008
	Explosive
	Metalworking	Oilfield	AMK	Unallocated
	Group	Products	Welding	Expenses	Total
	(unaudited)

Income from operations	$28,393	$775	$2,096	$(2,363)	$28,901
Adjustments:
Stock-based compensation	—	—	—	2,363	2,363
Depreciation	2,593	704	324	—	3,621
Amortization of purchased intangibles	4,026	2,162	—	—	6,188

Adjusted EBITDA	$35,012	$3,641	$2,420	$—	$41,073

	For the nine months ended September 30, 2007
	Explosive
	Metalworking	AMK	Unallocated
	Group	Welding	Expenses	Total
	(unaudited)

Income from operations	$27,197	$606	$(912)	$26,891
Adjustments:
Stock-based compensation	—	—	912	912
Depreciation	1,190	204	—	1,394

Adjusted EBITDA	$28,387	$810	$—	$29,197

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)

Net income	$7,223	$7,117	$18,683	$17,659
Interest expense	1,469	20	4,203	20
Interest income	(153)	(233)	(477)	(598)
Provision for income taxes	546	3,697	6,535	9,813
Depreciation	1,267	484	3,621	1,394
Amortization of purchased intangible assets	1,363	—	6,188	—

EBITDA	11,715	11,085	38,753	28,288
Stock-based compensation	820	393	2,363	912
Other (income) expense	268	(23)	227	(3)
Equity in (earnings) losses of joint ventures	19	—	(270)	—

Adjusted EBITDA	$12,822	$11,455	$41,073	$29,197